                                  EXHIBIT NO 4

                       THE VARIABLE ANNUITY CONTRACT FORM

                                                                       EXHIBIT 4

[NATIONWIDE INSURANCE LOGO]                NATIONWIDE LIFE INSURANCE COMPANY
                                                GUARANTEED RENEWABLE
                                           ANNUITY AND DISABILITY CONTRACT

Home Office:  One Nationwide Plaza        Individual Deferred Variable Annuity,
              Columbus, OH  43215        Disability Benefits, Non-Participating
              [1-800-535-8600]

NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract. This Contract is provided in return for the Purchase Payments made, Premium paid, and the application as required. The pre-existing condition clause and the disability benefit exclusions are listed in the Disability Provisions of this Contract.

RENEWAL PROVISION - The Disability Provisions of this Contract will continue for the Insured's life as long as:

         1. the Maximum Lifetime Benefit has not been paid out. Once the Maximum Lifetime Benefit has been paid the Disability Provisions of the contract will terminate without value; or
         2.   the Contract Owner has not cancelled or returned this Contract.

A CLAIM UNDER THIS CONTRACT COULD BE CONTESTED! PLEASE READ! - The Disability Provisions of this Contract are contingent upon responses to the questions on the application. A copy of the application is attached. If the Insured's answers are incorrect or untrue, the Company has the right to deny benefits or rescind this Contract. The best time to clear up any questions is now, before a claim arises! If, for any reason, any of the answers are incorrect, contact the Company at [P.O. Box 16786, Columbus, Ohio 43216-6786].

RIGHT TO RETURN -- TO BE SURE THAT THE OWNER IS SATISFIED WITH THIS CONTRACT, THE OWNER MAY EXAMINE THE CONTRACT AND RETURN IT TO THE HOME OFFICE FOR ANY REASON 30 DAYS AFTER THE DATE THE COMPANY SENDS NOTIFICATION THAT UNDERWRITING IS COMPLETE AND THE CONTRACT WILL BE ISSUED.

WHEN THE CONTRACT IS RECEIVED IN THE HOME OFFICE, THE COMPANY, WHERE PERMITTED BY STATE LAW, WILL RETURN THE ANNUITY VALUE AND THE PREMIUM FOR THE DISABILITY PORTION OF THIS CONTRACT TO THE OWNER, WITHOUT DEDUCTION FOR ANY SALES CHARGES OR ADMINISTRATION FEES AS OF THE DATE OF CANCELLATION.

                      NOTICE TO CONTRACT OWNER AND INSURED

--------------------------------------------------------------------------------
                          READ YOUR CONTRACT CAREFULLY

Annuity payments, Death Benefits, surrender values, and other annuity values provided by this Contract, when based on the investment experience of a separate account, are variable, may increase or decrease in accordance with the fluctuations in the net investment factor, as applicable, and are not guaranteed as to fixed-dollar amount, unless otherwise specified.

The Disability Provisions of this Contract may not cover all of the disability costs associated with the Long-Term Care needs incurred by the Insured during the period of coverage. The Contract Owner and the Insured are advised to review carefully all limitations in the Disability Provisions of this Contract.
--------------------------------------------------------------------------------

              NOTICE - The details of the variable provisions in the Contract may be found on Pages 9, 10, 11 and 16.

HOSPITALIZATION NOT REQUIRED - The Insured is not required to be hospitalized before receiving benefits under this Contract.

CONTRACT EFFECTIVE DATE - This Contract takes effect on the date shown in the Data Page.

DATA PAGE - The Data Page shows the Annuity Provisions information, the Elimination Period, the Maximum Daily Home Health Care Benefit, the Maximum Daily Facility Benefit, and the Maximum Lifetime Benefit (as defined in Part A). It also includes optional benefit information, if applicable, and Premium and general Contract information.

PAYMENT OF DISABILITY BENEFITS - Except where otherwise stated, no Disability Provision benefits under this Contract will be paid:

(1) for any services the Insured receives or expenses the Insured incurs before satisfying:

     a.   the eligibility for benefits determination; and
     b.   the Elimination Period; and

(2) in excess of the Maximum Lifetime Benefit.

This Contract takes effect on the date shown in the Data Page.__________________
                                                             Countersigned by
                                                             Licensed Resident
                                                                   Agent

                                    CONTENTS
                                    --------

RENEWAL PROVISION.........................................................................................................1

RIGHT TO RETURN...........................................................................................................1

NOTICE TO CONTRACT OWNER AND INSURED......................................................................................1

PAYMENT OF DISABILITY BENEFITS............................................................................................1

DEFINITIONS...............................................................................................................4

ANNUITY PROVISIONS........................................................................................................8

         DEDUCTIONS AND CHARGES...........................................................................................8
                  Variable Account Charge
                  Deduction for Premium Taxes

         OWNERSHIP PROVISIONS.............................................................................................8
                  Contract Ownership
                  Joint Ownership
                  Annuitant
                  Beneficiary
                  Changes of Parties Named in the Contract

         ACCUMULATION PROVISIONS..........................................................................................9
                  Purchase Payments
                  Allocation of Purchase Payments
                  Fixed Account Provisions
                  Variable Account Provisions
                  Accumulation Unit Value
                  Valuation of Underlying Mutual Fund Shares
                  Substitution of Underlying Mutual Fund Shares
                  Net Investment Factor

         TRANSFERS, SURRENDERS, AND WITHDRAWALS..........................................................................11
                  Transfer Provisions
                  Surrenders
                  Surrender Value
                  Suspension or Delay of Surrender
                  Contingent Deferred Sales Charge (CDSC)
                  Withdrawals without Charge
                  Systematic Withdrawals

         REQUIRED DISTRIBUTION PROVISIONS................................................................................13
                  Required Distribution-Non-Qualified Contracts

         DEATH PROVISIONS................................................................................................14
                  Death of Contract Owner
                  Death of Contract Owner/Annuitant
                  Death of Annuitant
                  Death Benefit Payment
                  Standard Death Benefit

         ANNUITIZATION PROVISIONS........................................................................................15
                  Annuity Commencement Date
                  Change of Annuity Commencement Date and Annuity Payment Option
                  Annuitization Fixed Payment Annuity - First and Subsequent
                  Payments Variable Payment Annuity - First Payment Variable
                  Payment Annuity - Subsequent Payments Annuity Unit Value
                  Frequency and Amount of Payments

         ANNUITY PAYMENT OPTIONS.........................................................................................16
                  Selection of Annuity Payment Option

                  Life Annuity
                  Joint and Survivor Annuity
                  Life Annuity With 120 or 240 Monthly Payments Guaranteed
                  Any Other Options

DISABILITY PROVISIONS....................................................................................................19

         DEFINTION OF DISABILITY.........................................................................................19

         BENEFITS .......................................................................................................19
                  Long-Term Care Facility Benefit
                  Home and Adult Day Care Benefit
                  Assisted Living Facility Benefit
                  Respite Care Benefit
                  Medical Help Benefit
                  Caregiver Training Benefit
                  Bed Reservation Benefit
                  Alternate Plan of Care Benefit
                  Care Management Services
                  Death Benefit

         EXCLUSIONS......................................................................................................21

         PRE-EXISTING CONDITION LIMITATION...............................................................................21

GENERAL PROVISIONS.......................................................................................................22
                  Entire Contract Non-Participating Incontestability Contract
                  Settlement Evidence of Survival Alteration or Modification
                  Assignment Protection of Proceeds Misstatement of Age or Sex
                  Reports Number and Gender Time Limit On Certain Defenses
                  Notice of Claim Claim Forms Proof of Loss Time Payment of
                  Claims Payment of Benefits Physical Examinations and Autopsy
                  Effect of Cancellation on the Disability Premium Legal Actions
                  Misstatements of Age Conformity with State Statutes


         IN WITNESS WHEREOF..............................................................................................24

                                   DEFINITIONS
                                   -----------

ACTIVITIES OF DAILY LIVING - The Activities of Daily Living are:

1. BATHING - Washing oneself by sponge bath; or in either a tub or shower, including the task of getting in or out of the tub or shower.

2. CONTINENCE - The ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

3. DRESSING - Putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

4. EATING - Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

5. TOILETING - Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

6.   TRANSFERRING - Moving into or out of a bed, chair, or wheelchair.

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

ADULT DAY CARE - A community-based group program that provides health, social, and related support services in a facility which is licensed or certified by the state as an Adult Day Care Center to impaired adults. It does not mean 24-hour care.

ANNIVERSARY VALUE - The Annuity Value on a Contract Anniversary.

ANNUITANT - The person upon whose continuation of life any annuity payments involving life contingencies depend.

ANNUITIZATION -The period during which annuity payments are received.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence. The Annuity Commencement Date is shown on the Data Page of the Contract, and is subject to change by the Contract Owner.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Contract.

ANNUITY PROVISIONS - The portion of the Contract describing the annuity benefits provided herein.

ANNUITY UNIT - An accounting unit of measure used to calculate the value of Variable Annuity payments.

ANNUITY VALUE - The sum of the value of all Accumulation Units plus any amount held in the Fixed Account.

ASSISTED LIVING FACILITY - A facility that is engaged primarily in providing ongoing care and related services to inpatients in one location and meets all of the following criteria:

1. provides 24 hour a day care and services sufficient to support needs resulting from inability to perform Activities of Daily Living or Cognitive Impairment; and

2. has a trained and ready to respond employee on duty at all times to provide that care; and

3.   provides 3 meals a day and accommodates special dietary needs; and

4. is licensed or accredited by the appropriate agency to provide such care, if such licensing or accreditation is required by the state in which the care is received; and

5. has formal arrangements for the services of a physician or nurse to furnish medical care in case of emergency; and

6. has appropriate methods and procedures for handling and administering drugs and biologics.

These requirements are typically met by hospice care facilities or assisted living facilities that are either free standing facilities or part of a life-care community. They may also be met by some personal care and adult congregate care facilities. They are generally NOT met by individual residences or independent living units.

An Assisted Living Facility does not mean a Long-Term Care Facility, hospital or clinic, boarding home, or a place that operates primarily for the treatment of alcoholics or drug addicts.

BENEFICIARY - The person designated to receive certain benefits under this Contract upon the death of the Annuitant or the Contract Owner if there is no surviving Joint Owner, or upon the death of the Insured. The Beneficiary can be changed by the Contract Owner as set forth in the Contract.

CAREGIVER TRAINING - Training provided by a Home Health Care Agency, Long-Term Care Facility, or hospital and received by the Informal Caregiver to care for the Insured in the Insured's residence.

CODE - The Internal Revenue Code of 1986, as amended.

COGNITIVE IMPAIRMENT - A severe deficiency in the Insured's short- or long-term memory, orientation as to person, place and time, deductive or abstract reasoning, or judgment as it relates to safety awareness. Included are nervous or mental disorders of organic origin, including Alzheimer's Disease or senile dementia, which are determined by clinical diagnosis or tests.

COMPANY - Nationwide Life Insurance Company, P.O. Box 16786, Columbus, Ohio 43216-6786.

CONTINGENT BENEFICIARY - The person designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTRACT - The Individual Deferred Variable Annuity issued to the Contract Owner which includes an annuity portion and a disability portion.

CONTRACT ANNIVERSARY - Each 12 month anniversary the Contract remains in force commencing with Date of Issue.

CONTRACT OWNER (OWNER) - A person who possesses all rights under the Contract, including the right to designate and change any designations of a Owner, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and Annuity Commencement Date. A Contract Owner is the person named as owner unless a subsequent change is made.

DATE OF ISSUE - The date the first Purchase Payment is applied to the Contract.

DEATH BENEFIT(S) - Benefits available under both the Annuity and Disability Provisions of this Contract. The Annuity Death Benefit is payable upon the death of the Annuitant and the Disability Death Benefit is payable upon the death of the Insured.

The Annuity Death Benefit does not apply upon the death of the Contract Owner when the Contract Owner and Annuitant are not the same person. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISABILITY PROVISIONS - The portion of the Contract describing the disability benefits herein.

DISTRIBUTION - Any payment of part or all of the Annuity Value.

ELIMINATION PERIOD - The number of days, after the Effective Date of this Contract, in which covered Long-Term Care services are provided to the Insured, due to total disability, before this Contract begins to pay benefits. It is shown on the Data Page and can be satisfied by any combination of days of a Long-Term Care Facility stay, a Home and Adult Day Care stay or a stay in an Assisted Living Facility. These days of care or services need not be continuous, but must be accumulated within a continuous period of 730 days. This Elimination Period has to be satisfied only once while this Contract is in effect.

FIXED ACCOUNT - The portion of the Contract which is held under the general account of the Company.

FIXED PAYMENT ANNUITY - An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

HOME CONVALESCENT UNIT - Any of the following:

1.   The Insured's home;

2.   A private home;

3.   A home for the retired or aged;

4.   A place which provides residential care; or

5.   A section of a nursing facility providing only residential care.

It does not mean a hospital.

HOME HEALTH CARE AGENCY - An entity which provides home health care or hospice services and:

1. has an agreement as a provider of home health care services or hospice care under the Medicare program; or

2. is licensed or accredited by state law as a Home Health Care Agency or hospice, if such licensing or accreditation is required by the state in which the care is received.

For purposes of this Contract, a licensed therapist, a registered nurse (R.N.), a licensed practical nurse (L.P.N.), or a licensed vocational nurse (L.V.N.) operating within the scope of his or her license will be considered a Home Health Care Agency.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

INFORMAL CAREGIVER - The person who has the primary responsibility of caring for the Insured in the Insured's Home Convalescent Unit. A person who is paid for caring for the Insured cannot be an Informal Caregiver.

INSURED - The person named to receive disability benefits in this Contract.

INTEREST RATE GUARANTEE PERIOD - The interval of time during which an interest rate credited to the Fixed Account is guaranteed to remain the same.

JOINT OWNER - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. If a Joint Owner is named, references to "Contract Owner" or "Joint Owner" will apply to both the Contract Owner and Joint Owner or either of them

LICENSED HEALTH CARE PRACTITIONER - Any physician, registered professional nurse, or licensed social worker. It does not include the Insured or a close relative of the Insured or anyone who is under suspension from Medicare or Medicaid.

LONG-TERM CARE - Necessary diagnostic, preventive, therapeutic, curing, treating, mitigating, and rehabilitative services, and Maintenance or Personal Services, which:

1.   are required by a totally disabled individual, and

2. are provided pursuant to a Plan of Treatment prescribed by a Licensed Health Care Practitioner.

LONG-TERM CARE FACILITY - A place which:

1.   is licensed by the state where it is located; and

2. provides skilled, intermediate, or custodial nursing care on an inpatient basis under the supervision of a physician; and

3. has 24-hour-a-day nursing services provided by or under the supervision of a registered nurse (R.N.), licensed vocational nurse (L.V.N.), or licensed practical nurse (L.P.N.), and

4.   keeps a daily medical record of each patient; and

5. may be either a freestanding facility or a distinct part of a facility such as a ward, wing, unit, or swing-bed of a hospital or other institution.

A Long-Term Care Facility does not mean a hospital or clinic, boarding home, a place which operates primarily for the treatment of alcoholics or drug addicts, or a hospice.

MAINTENANCE OR PERSONAL SERVICES - Any care the primary purpose of which is the provision of needed assistance with any of the disabilities from which the Insured is totally disabled (including the protection from threats to health and safety due to severe Cognitive Impairment).

MAXIMUM DAILY FACILITY BENEFIT - The amount shown in the Data Page.

MAXIMUM DAILY HOME HEALTH CARE BENEFIT - The amount shown in the Data Page

MAXIMUM LIFETIME BENEFIT - The total number of days the Company will pay in the Insured's lifetime for all benefits provided by this Contract. The Maximum Lifetime Benefit is shown on the Data Page. The number of days that will count toward the Maximum Lifetime Benefit for a particular benefit will be calculated as follows:

         Cost paid out under a benefit provision divided by the Maximum Daily Facility Benefit will equal the number of days that will count towards the Maximum Lifetime Benefit.

When the Maximum Lifetime Benefit is met, the Disability Provisions of this contract will terminate.

MEDICAL HELP SYSTEM - A communication system located in the Insured's home, used to summon medical attention in case of a medical emergency.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 401 or 403(a) (qualified plans), 408
(IRAs) or 403(b) (Tax-Sheltered Annuities) of the Code.

PLAN OF TREATMENT - A program of care and treatment. It must be:

1. initiated by and approved in writing by a Licensed Health Care Practitioner before receiving benefits; and

2.   confirmed in writing at least once every 60 days.

PREMIUM - Payment for disability portion of this Contract. Amount(s) are shown on the Data Page.

PROOF OF GOOD HEALTH - The process of going through the Company's underwriting.

PURCHASE PAYMENT - A deposit of new value into the annuity portion of the Contract. The term Purchase Payment does not include transfers between the Variable Account and Fixed Account or among the Sub-Accounts.

RESPITE CARE - Long-Term Care, provided by or through a Long-Term Care Facility, Assisted Living Facility, or Home Health Care Agency, in order to temporarily relieve the Informal Caregiver.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account to which specific underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.

UNDERLYING MUTUAL FUNDS - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

VALUATION DATE - Each day the New York Stock Exchange and the Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's underlying Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company into which Variable Account Purchase Payments are allocated.

VARIABLE PAYMENT ANNUITY - An annuity providing for payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

                               ANNUITY PROVISIONS
                               ------------------

DEDUCTIONS AND CHARGES
                             VARIABLE ACCOUNT CHARGE

The Variable Account Charge applies to allocations made to the Sub-Accounts. The Company deducts charges from the Variable Account equal to an annual rate of [1.40%] of the daily net asset value of the Variable Account. This fee compensates the Company for administrative expenses incurred relating to the issuance and maintenance of the Contracts and for mortality risks assumed in connection with the Death Benefit and annuity features of the Contracts.

                           DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Annuity Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The method used to recoup premium taxes will be determined by the Company at its sole discretion and in compliance with applicable state law. The Company currently deducts such charges from a Annuity Value either (1) at the time the Contract is surrendered, (2) at the Annuitization Date, or (3) at such earlier date as the Company may be subject to such taxes.

OWNERSHIP PROVISIONS

                               CONTRACT OWNERSHIP

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CONTRACT OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

                                 JOINT OWNERSHIP

Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract; or to change the parties to the Contract, the Payment Option or the Annuitization Date) shall require written request signed by both Contract Owners.

If a Contract Owner who is not also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, the Joint Owner shall become the Contract Owner.

If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the Annuity Provisions of the Contract are payable to the Joint Owner.

                                    ANNUITANT

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age 85 or younger at the time of Contract issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

                                   BENEFICIARY

If there is no surviving Joint Owner, or if the Annuitant is someone other than a Contract Owner, the Beneficiary is the person who will receive benefits under the Contract if the Annuitant dies prior to the Annuitization Date. If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the Annuity Provisions of the contract are payable to the surviving Joint Owner. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the beneficiary designation. If there is no surviving Joint Owner and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

                    CHANGES OF PARTIES NAMED IN THE CONTRACT

Prior to the Annuitization Date, the Contract Owner may request a change in the Contract Owner, Joint Owner, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change is recorded at the Home Office.

Any request for change of Contract Owner must be recorded at the Home Office, may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

Any change to the Annuitant is subject to underwriting and approval by the Company. If any Contract Owner is not a natural person, the change of the annuitant will be treated as the death of the Contract Owner and will result in a distribution.
Distributions will be made as if the Contract Owner died at the date of such change.

ACCUMULATION PROVISIONS

                                PURCHASE PAYMENTS

The Contract is provided in return for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all purchase payments under this and any other annuity contract(s) issued by the Company having the same annuitant may not exceed $1,000,000 without the prior written consent of the Company.

Purchase Payments, if any, after the initial Purchase Payment must be at least [$1,000] and may be made at any time.

If no Purchase Payments have been received in the Contract for a period of two full years and the paid-up annuity benefit at maturity would be less than [$50] a month, the Company may, at its option, pay the accumulated value and will by such payment, be relieved of any obligation under the Annuity Provisions.

                         ALLOCATION OF PURCHASE PAYMENTS

The Contract Owner elects to have the Purchase Payments allocated among the Fixed Account and the Sub-Accounts of the Variable Account. The allocation of future Purchase Payments may be changed by the Contract Owner by a proper submission that is received and recorded by the Company.

                            FIXED ACCOUNT PROVISIONS

The Fixed Account Annuity Value at any time will be: the sum of all amounts credited to the Fixed Account under this Contract less any amounts canceled or withdrawn for charges, deductions, or surrenders. Any paid up annuity cash surrender or death benefit that may become payable from the Fixed Account will not be less than the minimum benefits as required by the statute of any state in which the Contract is issued.

The Company will credit interest to the Fixed Account Annuity Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Such rates will be declared to the Contract Owner in writing on quarterly statements. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than [3.0%] per year or any lesser amount as permitted by state law.

At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one year later. For new Purchase Payments allocated to the Fixed Account or transfers from the Variable Account, this period begins upon the date of deposit or transfer and ends at the end of the calendar quarter at least one year (but not more than 15 months) from deposit or transfer.

                           VARIABLE ACCOUNT PROVISIONS

The Variable Account Annuity Value is the sum of the value of all Accumulation Units under this Contract.

The Company has allocated a part of its assets for the Contract and other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Underlying Mutual Funds. Purchase Payments are allocated among one or more of these Sub-Accounts, as designated by the Contract Owner, and are subject to the terms and conditions of the Underlying Mutual Funds.

                             ACCUMULATION UNIT VALUE

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

When the Underlying Mutual Fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the net investment factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

                   VALUATION OF UNDERLYING MUTUAL FUND SHARES

Underlying Mutual Fund shares in the Variable Account will be valued at their net asset value.

                  SUBSTITUTION OF UNDERLYING MUTUAL FUND SHARES

If the shares of the Underlying Mutual Funds should no longer be available for investment by the Separate Account or if in the judgment of the Company's management further investment in such Underlying Mutual Fund's shares should be inappropriate in view of the purposes of the Contract, the Company may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased or to be purchased in the future by purchase payments under the Contract.

In the event of such substitution or change, the Company may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

                              NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.   is the net of:

          a. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

          b. the per share amount of any dividend or capital gain Distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.   is the net result of:

          a. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period, plus or minus

          b. the per share credit or charge for any taxes reserved for the last prior Valuation Period, plus or minus

          c. a per share credit or charge for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the Variable Account Charge plus additional charges for any riders or options which become a part of the Contract.

For funds that credit dividends on a daily basis and pay such dividends once a month, the net investment factor allows for the monthly reinvestment of these daily dividends.

TRANSFERS, SURRENDERS, AND WITHDRAWALS

                               TRANSFER PROVISIONS

Transfers among the Fixed Account and Variable Account must be made prior to the Annuitization Date. Transfers among the Sub-Accounts may occur once daily without charges and penalties. The Company reserves the right to refuse any transfer requests submitted by individuals or firms performing market timing services on behalf of multiple Contract Owners and to suspend or delay any transfer when the New York Stock Exchange is closed or restricted or when disposal or the purchase of the Underlying Mutual Funds is not possible due to actions taken, or limitations imposed, independently by the Underlying Mutual Funds.

A Contract Owner may transfer annually, at the end of an Interest Rate Guarantee Period, funds from the Fixed Account to the Variable Account without incurring a penalty or adjustment. The maximum allowable transfer amount from the Fixed Account to the Variable Account will be determined by the Company at its sole discretion, but will not be less than [10%] of the total value of the portion of the Fixed Account at the end of an Interest Rate Guaranteed Period. All transfers from the Fixed Account must be made within 45 days after the expiration date of the Interest Rate Guarantee Period.

A Contract Owner may annually transfer a portion of the Variable Account to the Fixed Account. The Company reserves the right to limit the maximum amount transferable to the Fixed Account. This maximum will never be less than [10%] of the value of the Variable Account for any 12 month period. The Company also reserves the right to refuse transfers or Purchase Payments into the Fixed Account if the Fixed Account value is greater than or equal to [30%] of the total Annuity Value at the time such transfer is requested.

                                   SURRENDERS

Prior to the earlier of the Annuitization Date or the death of the Annuitant, the Contract Owner may surrender part or all of the Annuity Value. A surrender request must be in writing or in a form otherwise acceptable to the Company. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, the Company will surrender the number of Variable Account Accumulation Units, any amount from the Fixed Account and any amount from any other options under this Contract needed to equal:
(a) the dollar amount requested; plus (b) any CDSC which applies.

If a partial surrender is requested, unless the Contract Owner has instructed otherwise, amounts will be surrendered as follows: (a) from the Variable Account and (b) from the Fixed Account. The amounts surrendered from each of these accounts will be in the same proportion that the Contract Owner's interest in each account bears to the total Annuity Value. Additionally, the amount that is surrendered from each underlying Sub-Account will be in the same proportion that each Sub-Account bears to the total Variable Account.

The surrender value will be paid to the Contract Owner within seven days of receipt of proper request and proof of interest satisfactory to the Company are received at the Home Office.

                                 SURRENDER VALUE

The surrender value is the amount that will be paid if the Annuity portion of the Contract is surrendered. The surrender value at any time will be:

The Annuity Value less the sum of any applicable;

1.   Contingent Deferred Sales Charge (CDSC), and

2.   Premium taxes.

                        SUSPENSION OR DELAY OF SURRENDER

The Company has the right to suspend or delay the date of any surrender from the Variable Account for any period:

1.   When the New York Stock Exchange is closed;

2.   When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which: disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.

Payment of funds from the Variable Account will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of a total surrender of Contract Owner's Fixed Account Value for up to six months in those states where applicable law requires the Company to reserve such right.

                     CONTINGENT DEFERRED SALES CHARGE (CDSC)

If part or all of the Annuity Value is withdrawn, a CDSC may be made by the Company. The CDSC is designed to cover expenses relating to the sale of the Contract.

The CDSC is calculated by multiplying the applicable CDSC percentages noted below by the Purchase Payments that are withdrawn. For purposes of calculating the amount of the CDSC, withdrawals are considered to come first from the oldest Purchase Payment made to the Contract, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Contract have been considered. (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first.)

Years Measured From Date of Payment:           1     2      3     4      5      6     7      8     9      10    11     12
------------------------------------------------------------------------------------------------------------------------------------
CDSC %:                                        8%    8%     8%     8%     8%    7%    6%     5%     4%     3%    2%     1%

The CDSC % for years 13 and after will be 0%.

                           WITHDRAWALS WITHOUT CHARGE

During each Contract Year, the Contract Owner may withdraw without CDSC a total amount equal to the lesser of (1) or (2) where (1) is 10% of the sum of all Purchase Payments (less any Purchase Payments previously withdrawn) and (2) is 10% of the Annuity Value. This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in subsequent Contract Years.

A CDSC will not be assessed against the withdrawal of any: (1) Purchase Payments which have been held under this Contract for at least [144] months; (2) earnings attributable to Purchase Payments made to this Contract; (3) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date;
(4) amounts applied to an Annuity Payment Option after two years from the Date of Issue; (5) amounts transferred among the Sub-Accounts or among the Fixed Account and the Variable Account, or (6) as otherwise noted in the Contract.

In addition, when this Contract is exchanged for another contract issued by the Company or any of its affiliate insurance companies, of the type and class which the Company determines is eligible for such waiver, the Company will waive the CDSC on the first contract. A CDSC may apply to the contract received in the exchange.

                             SYSTEMATIC WITHDRAWALS

The Contract Owner may elect in writing on a form provided by the Company to take Systematic Withdrawals of a specified dollar amount (of at least $100) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Contract Owner has an interest and the Fixed Account. A CDSC may apply to Systematic Withdrawals in accordance with the considerations set forth in the "Contingent Deferred Sales Charge" and "Withdrawals Without Charge" provisions of the Contract. Unless otherwise directed by the Contract Owner, the Company will withhold federal income taxes from each Systematic Withdrawal. An age-based Systematic Withdrawal program (see following paragraph) will terminate automatically at the end of each Contract Year and may be reinstated only on or after the next Contract Anniversary pursuant to a new request. Unless the Contract Owner has made an irrevocable election of distributions of substantially equal periodic payments, the Systematic Withdrawals may be discontinued at any time by notification to the Company in writing. The Company reserves the right to discontinue prospective Systematic Withdrawals.

If the Contract Owner withdraws amounts pursuant to a Systematic Withdrawal program, then the Contract Owner may withdraw each Contract Year without a CDSC an amount up to the greater of (1) free withdrawal privilege described in "Withdrawals Without Charge" section of the Contract, (2) the amount required to meet Minimum Distribution requirements for this Contract, or (3) the specified percentage of the Contract Value based on the Contract Owner's age, as shown in the following table:


                CONTRACT OWNER'S AGE                              PERCENTAGE OF ANNUITY VALUE
                --------------------                              ---------------------------
                    Under 59-1/2                                              5%
                   59-1/2 thru 61                                             7%
                     62 thru 64                                               8%
                     65 thru 74                                              10%
                    75 and over                                              13%

If the total amounts withdrawn in any Contract Year exceed the CDSC-free amount as calculated under the Systematic Withdrawal method described above, then such total withdrawn amounts will be eligible only for CDSC-free withdrawal privilege described in the "Withdrawals Without Charge" section of the Contract, and the total amount of CDSC charged during the Contract Year will be determined in accordance with those sections.

The Annuity Value and the Contract Owner's age for purposes of applying the CDSC-free withdrawal percentage described above are determined as of the date the request for a Systematic Withdrawal program is received and recorded by the Company at its Home Office. (In the case of Joint Owners, the older Contract Owner's age will be used.) Furthermore, this CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative, that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Systematic Withdrawals are not available prior to the expiration of the free look provision of the Contract. The Company reserves the right to assess a processing fee for this service.

REQUIRED DISTRIBUTION PROVISIONS

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Contract Owner.

Upon the death of any Contract Owner or Joint Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date) (each of the foregoing "a deceased Contract Owner"), certain distributions for Non-Qualified Contracts are required by Section 72(s) of the Code. Notwithstanding any provision of the Contract to the contrary, the following distributions shall be made in accordance with such requirements.

         1. If any deceased Contract Owner dies on or after the Annuitization Date and before the entire interest under the Annuity Provisions of the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner's death.

         2. If any deceased Contract Owner dies prior to the Annuitization Date, then the entire interest in the Annuity Provisions of the Contract (consisting of either the Death Benefit or the Annuity Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

              (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Joint Owner, Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

              (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Contract (i) which is provided under a plan described in
Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130 (d) of the Code, but without regard to whether there is a qualified assignment).

DEATH PROVISIONS

                             DEATH OF CONTRACT OWNER

If any Contract Owner and the Annuitant are not the same person and such Contract Owner dies prior to the Annuitization Date, the death benefit provisions do not apply. The surviving Joint Owner, if any, becomes the new Contract Owner. If there is no surviving Joint Owner, the Insured becomes the new Contract Owner. If there is no surviving Joint Owner or Insured, the last surviving Contract Owner's estate becomes the new Contract Owner. The entire interest in the Contract must be distributed in accordance with the "Required Distribution Provisions".

                        DEATH OF CONTRACT OWNER/ANNUITANT

If any Contract Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the surviving Joint Owner, the Beneficiary, the Contingent Beneficiary or the last surviving Contract Owner's estate, as specified in the "Beneficiary" section and distributed in accordance with the "Required Distribution Provisions".

                               DEATH OF ANNUITANT

If the Contract Owner and the Annuitant are not the same person and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, or the estate of the last surviving Contract Owner, as specified in the "Beneficiary" section.

If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be paid according to the Annuity Payment Option selected.

                              DEATH BENEFIT PAYMENT

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1) a copy of a certified death certificate;

(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) a written statement by a medical doctor who attended the deceased; or

(4) any other proof satisfactory to the Company.

The Beneficiary must elect a method of distribution which complies with the "Distribution Provisions" of this Contract. The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. If such election is not received by the Company within 60 days of the Annuitant's death, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

                             STANDARD DEATH BENEFIT

If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greatest of: (1) the Annuity Value; or
(2) the sum of all Purchase Payments, less an adjustment for amounts surrendered.

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the Annuity Value was reduced on the date of the partial surrender.

ANNUITIZATION PROVISIONS

                            ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is a date chosen by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not chosen by the Contract Owner, a date will be established for the Contract. The Contract Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the "Change in Annuity Commencement Date and Annuity Payment Option" section.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 90th birthday unless otherwise agreed upon by the Contract Owner and Company.

         CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION

The Contract Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date. Such changes must be in writing and approved by the Company, and must comply with the "Annuity Commencement Date" section above. A change will become effective as of the date requested, but will not apply to any payment made or action taken by the Company before it is recorded at Home Office.

                                  ANNUITIZATION

Annuitization is irrevocable once payments have begun. To annuitize the Contract, the Contract Owner shall notify the Company in writing of election of:

(1)   an Annuity Payment Option; and

(2) either a Fixed Payment Annuity, Variable Payment Annuity, or any other combination that may be available on the Annuitization Date.

Any amounts in the Fixed Account which the Contract Owner elects to annuitize as a Variable Payment Annuity must be moved to a variable sub-Account prior to the Annuitization Date.

              FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Annuity Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than the applicable 1983 "Table a" with ages set back six years, with minimum interest at 3.0%. The determination of the applicable "Table a" will be based upon the type of Contract issued: Non-Qualified.

The rates shown in the fixed annuity tables are calculated on this guaranteed basis.

Subsequent fixed annuity payments will remain level unless the Annuity Payment Option elected dictates otherwise.

                    VARIABLE PAYMENT ANNUITY - FIRST PAYMENT

A Variable Payment Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the underlying Variable Sub-Accounts selected by the Contract Owner.

The first payment of a Variable Payment Annuity will be determined by applying the portion of the total Annuity Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than the applicable 1983 "Table a" with ages set back six years, with minimum interest at [3.5%]. The determination of the applicable "Table a" will be based upon the type of Contract issued: Non-Qualified.

                 VARIABLE PAYMENT ANNUITY - SUBSEQUENT PAYMENTS

Variable annuity payments after the first payment vary in amount. The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Account. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the annuity unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the annuity unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in the Company's expenses or mortality experience.

                               ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. When the Underlying Mutual Fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

1. The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated.

2. The result is multiplied by an interest factor because the assumed investment rate of [3.5%] per year is built into the purchase rate basis for Variable Payment Annuities.


                        FREQUENCY AND AMOUNT OF PAYMENTS

All annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than [$5,000], the Company has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than [$50], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$50]. In no event will the Company make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS

                       SELECTION OF ANNUITY PAYMENT OPTION

The Contract Owner may select an Annuity Payment Option prior to Annuitization. If an Annuity Payment Option is not selected, a life annuity with a guarantee period of 240 months will be the automatic form of payment.

The following are the annuity payment options which are guaranteed to be available by the Company.

                                  LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

                           JOINT AND SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

            LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Owner will receive the remaining guaranteed payments.

                                ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Contract are available only if they are approved by both the Company and the Annuitant.

MONTHLY BENEFITS PER $1000 APPLIED
                                 ANNUITY TABLES
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                          ANNUITANT'S AGE LAST BIRTHDAY

                                                                      FEMALE AGE
                                                                      ----------
                                       50                55               60                65                70
                                       --                --               --                --                --
   MALE AGE            50             3.36              3.46             3.56              3.64              3.71
   --------            55             3.42              3.56             3.69              3.82              3.93
                       60             3.47              3.64             3.82              3.99              4.16
                       65                               3.70             3.92              4.15              4.39
                       70                                                4.00              4.30              4.61


                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                   MALE GUARANTEED PERIOD                                   FEMALE GUARANTEED PERIOD
   ANNUITANT'S                                                    ANNUITANT'S
   ATTAINED AGE                        120           240         ATTAINED AGE                     120            240
   LAST BIRTHDAY         NONE        MONTHS         MONTHS       LAST BIRTHDAY        NONE       MONTHS         MONTHS
   -------------         ----        ------         ------       -------------        ----       ------         ------
         50              3.87         3.85           3.77              50             3.59        3.58           3.55
         51              3.93         3.90           3.82              51             3.64        3.63           3.59
         52              3.99         3.96           3.87              52             3.68        3.67           3.63
         53              4.05         4.02           3.92              53             3.74        3.72           3.68
         54              4.12         4.09           3.97              54             3.79        3.78           3.72
         55              4.19         4.15           4.03              55             3.85        3.83           3.77
         56              4.27         4.22           4.08              56             3.90        3.89           3.82
         57              4.34         4.30           4.14              57             3.97        3.95           3.88
         58              4.43         4.37           4.20              58             4.03        4.01           3.93
         59              4.51         4.45           4.26              59             4.10        4.08           3.99
         60              4.60         4.54           4.32              60             4.18        4.15           4.04
         61              4.70         4.62           4.39              61             4.25        4.22           4.11
         62              4.80         4.72           4.45              62             4.34        4.30           4.17
         63              4.91         4.82           4.51              63             4.42        4.38           4.23
         64              5.03         4.92           4.58              64             4.52        4.47           4.30
         65              5.15         5.03           4.65              65             4.61        4.56           4.37
         66              5.28         5.14           4.71              66             4.72        4.66           4.44
         67              5.43         5.27           4.78              67             4.83        4.76           4.51
         68              5.58         5.39           4.84              68             4.95        4.87           4.58
         69              5.74         5.53           4.90              69             5.08        4.98           4.65
         70              5.91         5.66           4.96              70             5.21        5.10           4.72
         71              6.10         5.81           5.02              71             5.36        5.22           4.79
         72              6.30         5.96           5.08              72             5.51        5.36           4.86
         73              6.51         6.12           5.13              73             5.67        5.50           4.93
         74              6.73         6.28           5.18              74             5.85        5.65           5.00
         75              6.97         6.44           5.23              75             6.04        5.80           5.06
         76              7.23         6.61           5.27              76             6.25        5.97           5.12
         77              7.51         6.79           5.31              77             6.47        6.14           5.18
         78              7.80         6.96           5.34              78             6.71        6.32           5.23
         79              8.12         7.14           5.37              79             6.98        6.50           5.28
         80              8.46         7.32           5.40              80             7.26        6.69           5.32

                              DISABILITY PROVISIONS


DEFINITION OF DISABILITY

The Insured is totally disabled if a Licensed Health Care Practitioner certifies either of the following:

a. The Insured is unable to perform, without regular human assistance or supervision, 2 of the 6 Activities of Daily Living; or

b.   The Insured has a severe Cognitive Impairment.

The total disability must begin while this Contract is in force. Following the Elimination Period, for each day that the Insured is totally disabled, the Company will pay the Insured the daily benefits for care received as described in this provision. The sum of all days received shall not exceed the Maximum Lifetime Benefit listed in the Data Page.

BENEFITS

                         LONG-TERM CARE FACILITY BENEFIT

During a period of total disability, if the Insured requires and receives Long-Term Care in a Long-Term Care Facility, for each day of the Insured's stay, following the Elimination Period, the Company will pay the lesser of:

1.   The Maximum Daily Facility Benefit, or

2. The charges made by the Long-Term Care Facility for the Insured's Long-Term Care, including room and board.

Any benefits payable under this provision will count toward the Maximum Lifetime Benefit.

                         HOME AND ADULT DAY CARE BENEFIT

During a period of total disability, each day, following the Elimination Period, the Insured requires and receives Long-Term Care in a Home Convalescent Unit or Adult Day Care center, the Company will pay, the lesser of:

1.   The Maximum Daily Home Health Care Benefit; or

2.   The total of:

          a. The expenses incurred for occupational, physical, respiratory, or speech therapy; or nursing care services provided by a registered nurse (R.N.) or a licensed practical or vocational nurse (L.P.N. or L.V.N.), and

          b. The expenses incurred for services provided by a medical social worker, home health aide, homemaker and similar services; and

          c.   The expenses incurred for Adult Day Care.

Each day that the Insured receives benefits under this provision will count toward the Maximum Lifetime Benefit. Benefits cannot be collected under both the Assisted Living Facility Benefit and this benefit for the same day.

                        ASSISTED LIVING FACILITY BENEFIT

During a period of total disability, each day, following the Elimination Period, the Insured requires and receives Long-Term Care, including room and board, in an Assisted Living Facility, the Company will pay the lesser of:

1.   The Maximum Daily Facility Benefit shown in the Schedule, or

2.   The expenses incurred for such care.

Each day that the Insured receives benefits under this provision will count toward the Maximum Lifetime Benefit. Benefits cannot be collected under both the Home and Adult Day Care Benefit and this benefit for the same day.

                              RESPITE CARE BENEFIT

During a period of total disability, the Company will pay for up to 21 days of Respite Care per year as follows:

1. For Respite Care provided by a Long-Term Care Facility or Assisted Living Facility, the lesser of:

     a.   The Maximum Daily Facility Benefit shown in the Schedule, or

     b.   The expenses incurred for each day of such care.

2. For Respite Care received in a Home Convalescent Unit or Home Health Care facility, the lesser of:

     a.   The Maximum Daily Home Health Care Benefit, or

     b.   The expenses incurred for each day of such care.

The Elimination Period does not apply to this benefit and days of Respite Care will not be used to satisfy the Elimination Period. Unused days cannot be carried over into the next calendar year. Any benefits payable under this provision will count toward the Maximum Lifetime Benefit as shown in the Data Page. The benefit will be paid using the following formula:

         Cost paid out (divided by) the Maximum Daily Facility Benefit will equal the number of days of Respite Care used.

Benefits cannot be collected under both 1 and 2 of this section for the same day.

                              MEDICAL HELP BENEFIT

During a period of total disability, the Company will pay for either the actual monthly rental and monitoring charges incurred or the actual purchase and monitoring cost of a Medical Help System, up to 25% of the Maximum Daily Home Health Care Benefit, for up to 12 months in the Insured's lifetime. The Company will, in good faith, determine whether to rent or purchase a Medical Help System.

The Company will only pay the Medical Help Benefit for a system installed in the Insured's home while this Contract is in force.

The Company will not pay for any charges for normal telephone service while the system is installed or for a home security system.

Benefits payable under this provision will not count toward the Maximum Lifetime Benefit or toward satisfaction of the Elimination Period.

                           CAREGIVER TRAINING BENEFIT

During a period of total disability, if the Insured requires Long-Term Care, the Company will pay 100% of the expenses incurred for Caregiver Training. This may not exceed 5 times the Maximum Daily Home Health Care Benefit during a Plan of Treatment. The Elimination Period does not apply to this benefit. If the Insured requires a stay in a Long-Term Care Facility or is hospitalized, this benefit will be payable only if the training will make it possible to return to or remain in a Home Convalescent Unit where care can be provided by an Informal Caregiver.

Benefits payable under this provision will count toward the Maximum Lifetime Benefit.

                             BED RESERVATION BENEFIT

During a period of total disability, following the Elimination Period, the Company will continue to pay the Maximum Daily Facility Benefit when the Insured is charged for a room in a Long-Term Care Facility while temporarily absent, due to hospitalization, during the course of a Long-Term Care Facility stay. During the Elimination Period, the Company will credit, toward the Elimination Period, each day the Insured is charged for a room in a Long-Term Care Facility while temporarily absent, due to hospitalization, during the course of a Long-Term Care Facility stay.

This Benefit will be limited to 21 days per calendar year. Unused days cannot be carried over into the next calendar year.

Benefits payable under this provision will count toward the Maximum Lifetime Benefit.

                         ALTERNATE PLAN OF CARE BENEFIT

During a period of total disability, if the Insured would otherwise require a Long-Term Care Facility stay under a Plan of Treatment, the Company may pay for alternate services, devices or types of care under a written Alternate Plan of Care. Such plan must be medically acceptable. This Alternate Plan of Care:

     1. must be agreed to by the Insured, the Insured's physician, and the Company;

     2.   will be developed by or with Licensed Health Care Professionals; and

     3.   must be developed in good faith by all parties.

Any plan, including the benefit levels to be payable, may be adopted as long as it is mutually agreed to by the parties. The Company is not obligated to provide benefits for services received prior to such agreement.

Benefits provided in this section are in place of other benefits that would be available to the Insured.

This plan may specify special treatments or different sites or levels of care. Some of the services the Insured may receive may differ from those otherwise covered by this Contract. In this case, benefits will be paid at the levels specified and agreed to in the Alternate Plan of Care.

Any benefits payable under this provision will count toward the Maximum Lifetime Benefit.

                            CARE MANAGEMENT SERVICES

During a claim, the Company may, with the Insured's agreement, provide access to care management professionals who can work with the Insured, the Insured's family, and the Insured's doctor to determine and monitor the appropriate plan of care. This can include assessments of the Insured's circumstances and investigation of available care resources.

                                  DEATH BENEFIT

Should the Insured die while the Disability Provisions of this Contract are in force, the Company will pay a death benefit, if greater than zero, based upon the following:

     1. Amounts applied to the Contract as Premium, minus Disability benefits paid, plus

     2. Purchase Payments, minus amounts withdrawn from the Annuity Portion, minus

     3. The greater of the Purchase Payments or the Annuity Value at the Insured's death.

The Company will pay the Disability Death Benefit in the following order:

     1.   to the Contract Owner, if living;

     2.   to the Beneficiary or Contingent beneficiary, if living; or

     3.   to the estate of the last surviving Contract Owner.

Such payment shall completely discharge the Company from all obligations under the Disability Provisions. This Death Benefit is unaffected by the Death Benefit provided for in the Annuity Provision of this Contract.

EXCLUSIONS

This Contract does not cover any expense that results from:

1. suicide, intentionally self-inflicted injuries or attempts at suicide (either while sane or insane);

2.   committing or attempting to commit a felony;

3. a condition for which the Insured can receive benefits under Workers' Compensation or similar legislation;

4. a mental, psychoneurotic, or personality disorder without evidence of organic disease (Alzheimer's Disease and senile dementia are not excluded from coverage);

5. alcoholism or drug addiction, unless addiction results from administration of drugs for treatment prescribed by a physician;

6.   service in the armed forces or units auxiliary thereto;

7.   war or any act of war, whether declared or undeclared;

This Contract does not cover any expenses:

     a. which are provided under title XVIII of the Social Security Act (Medicare) or would be so reimbursable but for the application of a deductible or coinsurance amount; or

     b. which are provided under any other federal, or state health care plan or law, except Medicaid.

         The Company will reduce the Insured's benefits payable dollar for dollar for amounts paid from the government health care plan or law to the extent that the combination of the Company's coverage and governmental coverage exceeds 100% of the actual charge for the covered services.

If the Insured has benefits paid or payable by other medical expense or liability coverage that this Contract would also pay for, then the Insured's benefits will be the lesser of:

     a. The benefits which would be paid by this Contract in the absence of that coverage; or

     b. Those benefits incurred which are not paid or payable by the other coverage.

PRE-EXISTING CONDITION LIMITATION

The Company will not pay for any medical expenses which are incurred during the six-month period which follows the date the Insured becomes covered under this Contract if such expense results from a Pre-Existing Condition. A disease or physical condition is a Pre-Existing Condition if, during the six-month period just prior to the date the inured became covered under this Contract, either:

     1. Medical advice or treatment was given to the Insured for the condition; or

     2. The Insured had symptoms of the condition that would have caused an ordinarily prudent person to seek medical care.

This exclusion shall not apply if such condition is shown in the application for insurance and is not specifically excluded from coverage.

If this Contract replaces a long-term care insurance policy, the 6-month time period above is waived to the extent it was satisfied under the replaced policy. Losses due to Pre-existing Conditions shown on the application are covered immediately.

                               GENERAL PROVISIONS
                               ------------------

ENTIRE CONTRACT

This document is the whole Contract between the Contract Owner and the Company. This Contract, Data Page, application, Riders, and Endorsements(s), if any, make up the entire Contract. No change in this Contract will be valid until approved by one of the Company's officers. This approval must be noted on or attached to this Contract. No agent may change this Contract or waive any of its provisions.

NON-PARTICIPATING

The Contract is non-participating. It will not share in the surplus of the Company.

CONTRACT SETTLEMENT

The Company may require the Contract to be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract must be: (1) made in writing; and
(2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Contract.

The Company reserves the right to discontinue the Fixed Account option as of a specific date, and not accept future deposits in the Fixed Account.

ASSIGNMENT

Where permitted, a Contract Owner may assign some or all rights under the Annuity Provisions of this Contract at any time during the lifetime of the Annuitant, prior to the Annuitization Date. The Company shall not be liable as to any payment or other settlement made by the Company before recording of the assignment. The Company is not responsible for the validity or tax consequences of any assignment. Such assignment will take effect upon receipt and recording by the Company at its Home Office of written notice executed by the Contract Owner. Where necessary for proper administration of the terms of the Contract, an assignment will not be recorded until the Company has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

The value of any portion of the Contract which is assigned, pledged or transferred by gift may be treated like a cash withdrawal for federal tax purposes and may be subject to a tax penalty. All rights in this Contract are personal to the Contract Owner and may not be assigned without written consent of the Company.

No assignment of interest under the Disability Provisions of this Contract will be binding upon the Company unless and until the original or duplicate of the assignment is received by the Company at the Home Office in Columbus, Ohio. Any assignment will be subject to any payment made by the Company before the assignment is received in the Home Office and will be subject to any right of offset which the Company may be entitled to assert. The Company is not responsible for the validity or sufficiency of any assignment.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time they are due. Proceeds are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under Annuity Provisions of this Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment under the Annuity Provisions will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment under the Annuity Provisions made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Contract.

If the Insured's age or sex has been misstated, the benefits paid pursuant to the Disability Provisions of the Contract will be those that the Premium paid would have purchased at the true age or sex. However, if the Insured's true age on the Contract date was such that the Company would not have sold the Contract, then the Company will be liable for no more than the return of the Premiums that have been paid. The Annuity Provisions of the Contract will continue to be in force.

REPORTS

At least once each year, prior to the Annuitization Date, a report showing the Annuity Value will be provided to the Contract Owner.

NUMBER AND GENDER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

TIME LIMIT ON CERTAIN DEFENSES

1. After 2 years from the effective date of coverage of this Contract, excluding any period during which the Insured is totally disabled, only fraudulent misstatements made by the Insured in the application may be used to void the Contract or deny benefits for loss incurred after such two-year period.

2. No claim for loss incurred or total disability that starts after the 6 month period which follows the date the Insured becomes covered under this Contract will be reduced or denied on the ground that a sickness or physical condition existed prior to the effective date of coverage.

NOTICE OF CLAIM

Written notice of a total disability must be given within 30 days after the total disability starts or as soon as reasonably possible. The notice can be given to the Company in Columbus, Ohio, or to any of the Company's authorized agents. The notice should include the Insured's name and Contract number.

CLAIM FORMS

When the Company receives notice of a total disability, it will send the claimant forms for filing proof of loss. If these forms are not sent within 15 days after notice has been given, the claimant will meet the proof of loss requirements by giving the Company a written statement of the nature and extent of the loss within the time limit stated in the Proof of Loss Section.

PROOF OF LOSS

Written proof of loss must be given to the Company in Columbus, Ohio, within 90 days after the termination of the period for which the Company is liable. If it was not reasonably possible to give written proof in the time required, the Company will not reduce or deny the claim for this reason if the proof is given as soon as reasonably possible. In any event, the proof required must be given no later than 1 year from the time specified unless the claimant was legally incapacitated.

TIME PAYMENT OF CLAIMS

Benefits for any loss covered by this Contract will be paid as soon as the Company receives proper written proof of loss.

PAYMENT OF BENEFITS

All benefits under the Disability Provisions of this Contract will be paid to the Insured, or the Insured's assignee if one has been named. Any benefits unpaid at the Insured's death will be paid to the Insured's estate. If any benefit is payable to the Insured's estate or to a person who cannot execute a valid release, the Company may pay benefits up to $1,000 to someone related to the Insured or such person by blood or marriage whom the Company deems to be entitled to the benefits. The Company will be discharged to the extent of such payment made in good faith.

PHYSICAL EXAMINATIONS AND AUTOPSY

The Company, at its own expense, has the right to have the Insured examined as often as it is reasonably needed while a claim is pending. The Company, at its own expense, has the right to make an autopsy in case of death where it is not forbidden by law.

EFFECT OF CANCELLATION ON THE DISABILITY PREMIUM

If the Contract Owner wishes to cancel the Disability Provision of this Contract, the Company will return a portion of the Premium paid (minus Disability benefits paid) to the Contract Owner, according to the table shown below.



                ------------------------ --------------------------


                ------------------------ --------------------------
                   1st Contract Year                80%
                   2nd Contract Year                72%
                   3rd Contract Year                64%
                   4th Contract Year                56%
                   5th Contract Year                48%
                   6th Contract Year                40%
                   7th Contract Year                32%
                   8th Contract Year                24%
                   9th Contract Year                16%
                  10th Contract Year                 8%
                  11th Contract Year                 0%
                ------------------------ --------------------------



Once the Disability Provisions of this Contract are cancelled, no Disability Benefits will be paid. The Contract Owner may NOT cancel the Disability Provision if the Insured is currently receiving Disability benefits.

LEGAL ACTIONS

No legal action may be brought to recover on this Contract within 60 days after written proof of loss has been given as required by this Contract. No such action may be brought after 2 years from the time written proof of loss is required to be given.

CONFORMITY WITH STATE STATUTES

Any provision of this Contract that, on its effective date, is in conflict with the laws of the state in which the Contract Owner lives on that date is amended to conform to the minimum requirements of such laws.

IN WITNESS WHEREOF

The Company's President and Secretary have signed this Contract, but it shall not bind the Company unless the Contract is countersigned by one of its licensed resident agents.

/s/ Dennis W. Celick                /s/ Joseph J. Graham
    SECRETARY                           PRESIDENT